Exhibit 16.1

June 6, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Identive Group, Inc.’s (the Company’s) Form 8-K dated June 5, 2012, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph and in the second and third paragraphs of Item 4.01 of the Company’s Form 8-K filed June 5, 2012.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or the fourth paragraph of Item 4.01 of the Company’s Form 8-K filed June 5, 2012.

Yours truly

/s/ Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

June 6, 2012